Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc. and to the incorporation by reference of our Report dated January 31, 2013, attached as Exhibit 99.1 to the Annual Report on Form 10-K of Resolute Energy Corporation (the “Company”), and to the references to our audits of proved natural gas and oil reserves estimates as of December 31, 2012; December 31, 2011; and December 31, 2010, of the Company, in the Company’s Registration Statement on Form S-3 (File No. 333-183738) and Registration Statement on Form S-3 (File No. 333-167894) (the “Registration Statements”). We also consent to all references to us contained in such Registration Statements, including in the prospectuses, under the heading “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

May 7, 2013

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